PERSONAL & CONFIDENTIAL

March 6, 2009

Jonathan Hirst
144 Litchfield Road
Norfolk, Connecticut 06058

Dear Jonathan,

On behalf of KIT digital, Inc. (the “Parent Company”), we are pleased to confirm your employment with KIT digital FZ-LLC, KIT digital’s Dubai subsidiary (“KIT” or the “Company”) as Chief Financial Officer of the Parent Company under the following terms and conditions.

1.   APPOINTMENT

The Company employs Executive in the capacity of Chief Financial Officer. The Executive has the duties and responsibilities habitually associated with such a post with a U.S. public company including but not limited to developing and maintaining financial organizations, systems and staffing to safeguard the assets of the Parent Company and its subsidiaries; assessing and managing risk; managing the cash and working capital resources; ensuring compliance with both SEC (including the requirements of the Sarbanes-Oxley Act) regulations and local laws (including tax compliance) wherever the Parent Company and its subsidiaries operate; ensuring the provision of relevant and timely financial information and financially-based strategic advice to Senior Executives and (as required) the Parent Company’s Board of Directors; and assisting in the provision of investor relations and any other requirements that the President may from time-to-time request. Executive shall report to the President, Gavin Campion, and shall be based in the head office in Dubai or in such other location as Company and Executive agree and deem appropriate over time.

2.   DURATION OF CONTRACT

Your employment with the Company shall commence on March 23, 2009 (“Commencement Date”) and shall continue in full force and effect for an indefinite period subject to approval of the UAE Labor and Immigration Departments and/or any other government authority as required. Executive shall formally assume the role of Chief Financial Officer on April 27, 2009.

3.   PROBATIONARY PERIOD

Your employment with the Company shall be subject to a three-month probationary period in accordance with UAE law.

4.   COMPENSATION

4.1   Compensation. In consideration for his service, the Company shall pay Executive a Total Compensation in the amount of AED 733,400 (Seven-Hundred Thirty-Three Thousand Four-Hundred UAE Dirhams). This compensation level in UAE Dirhams will be adjusted from time to time such that it always equals US$200,000 (Two Hundred Thousand United States Dollars). The AED 733,400 level is based on the current fixed exchange rate of 3.667* paid monthly in arrears. The Total Compensation payable monthly shall be as follows:

Base Compensation:	36,670 Dhs.
Housing Allowance:	15,279 Dhs.
Transport Allowance:	9,168 Dhs.
TOTAL COMPENSATION:	61,117 Dhs. /- (US$16,666.67) monthly

*To the extent that the Exchange Rate fluctuation is in excess of 1%, the Dollar amount shall remain constant and corresponding adjustments shall be reflected in the Dirham amount only.

4.2   Performance Incentive. Based on the success of the Parent Company’s gross, net, EBITDA and cash target levels, the 2009 bonus would be a maximum of 50% of the Executive’s Total Compensation paid in 2009. Targets and criteria will be agreed by Executive and in alignment with the Executive Bonus Plan, to be determined.

4.3   Relocation Allowance.  The Company shall provide you with an economy class return ticket from your home country. The Company shall also reimburse reasonable relocation expenses for the Executive and Executive’s family. Shared accommodation will be provided for the first month in an existing team member’s accommodation.

4.4           Stock Options. The Executive is entitled to 400,000 stock options in the Parent Company. These options will be ratified by the Board of Directors of the Parent Company and are subject to separate agreements entered into between the Executive and the Parent Company. Such options will be issued with a strike price, vesting period and acceleration provisions in accordance with the Parent Company’s 2008 Incentive Stock Plan, duly ratified by the Parent Company’s Board of Directors and shareholders. Subject to satisfactory performance, the Executive will receive a minimum of 150,000 additional options after 12 months of service.

4.5           Other Amounts. The Company shall arrange for a residence visa if required and health insurance for the Executive and Executive’s family. If required the Executive shall be advanced an amount up to 150,000 AED (such amount to be determined by the Executive) in the form of a Company loan to secure rental accommodation in Dubai for a 12-month rental payment. The repayment of the advance is the responsibility of the Executive and will be deducted from the Executive’s salary on a monthly basis. The Executive shall execute such documents as may be requested by the Company to evidence the Company loan subject to the terms herein, prior to the issuance of the loan by the Company.  The Dubai market is increasingly not requiring 12-month advance payments; it is preferred that the Executive take accommodation without the need for the upfront payment.

4.6           Business Travel.  The Company shall reimburse Executive for pre-approved expenses related to business travel, including economy class airfare.

4.7           Applicable Taxes. There is no personal income taxation under UAE Law. However, the compensation amounts referred to in this Offer may be subject to personal income taxation in the home jurisdiction of the Executive. Executive shall be responsible for filing any annual returns or statement and shall be responsible for making any income tax payments to the relevant authorities in respect of any taxable income under the laws of Executive’s home jurisdiction.

5.   WORKING DAYS/HOURS

Executive is employed in a professional, supervisory and/or managerial capacity, and as such shall be expected to accomplish all tasks reasonably assigned to him, in whatever time as may be required for the performance of such tasks, without any additional remuneration.

6.   HOLIDAYS/LEAVE

6.1   Executive shall be entitled to annual leave of twenty (20) working days in accordance with UAE Labour law and accrued beginning on the Commencement Date at the rate of 1.7 days per month. Executive shall be permitted to use annual leave after the completion of his probationary period and with Company’s prior approval. The Company currently recognizes ten (10) public holidays per annum.

6.2           Unused annual leave shall not be converted into cash compensation nor carried forward to the following year. However, if Executive’s annual leave is due and if urgent business arises and his availability is required, Executive, upon Company’s approval, shall have the right to carry forward his unused annual leave as determined by the Company.

6.3           Sick leave shall be in accordance with the provisions of the UAE Labor Laws and Regulations. Executive will not be entitled to any paid sick leave during his probationary period.

7.   RESPONSIBILITIES/CONFIRMATION

7.1   Executive will devote the whole of his professional time and attention to employment with the Company and the furtherance of its interest. Executive will not, during the period of employment with the Company, be concerned directly or indirectly with any other business without the prior written consent of Company. This Article 7.1 shall not apply to passive participation in the form of shareholding/equity interests in third party entities. Notwithstanding the above, the Company hereby acknowledges and agrees to the participation of the Executive in the companies in which Executive is currently involved in such capacities and to such terms as are set out in Schedule D (“Permitted Activities”).

7.2           Executive will not accept any gift, payment of any kind or any other benefit from or on behalf of any third party connected with the business of the Company.

7.3           Executive will comply with Company’s Policies and Procedures in addition to any internal regulations and rules which may be amended from time to time at Company’s sole discretion, provided that the Company provides the Executive at least thirty (30) days notice of any amendments thereto. In the event of direct conflict between the Company’s Policies and Procedures and this Agreement, this Agreement shall prevail.

7.4           The Executive may hold directorial or other positions related to Executive’s shareholding in certain other companies, provided that (a) such companies do not compete with Company in any way, (b) such involvement does not occupy more than five (5) hours of Executive’s time per week, and (c) Chief Executive Officer of Company provides written permission (by mail or email) for such involvement at least once per year at the behest of the Executive. Such permission will not be unreasonably withheld.

8.   TERMINATION/DISMISSAL

8.1           Either party may terminate the employment relationship at any time by giving the other party not less than thirty (30) days written notice. In the event Company dismisses Executive without cause after the probationary period, Executive is entitled to three (3) months’ severance pay.

8.2           The Company has the right at any time to immediately dismiss Executive without notice or in lieu of notice and without any benefits whatsoever upon the occurrence of any of the following events:

8.2.1   If Executive commits an Article 120 violation of the UAE Labor Law (Attached hereto as Schedule A);

8.2.2   If Executive is in breach of the Non-Competition Agreement (attached as Schedule B) or the Non-Disclosure Agreement (attached hereto as Schedule C);

8.2.3   After Executive receives written notice of conduct which is in violation of policies, standards, and regulations of the Company as established from time to time, and after a reasonable period of time to correct the conduct, Executive willfully fails or refuses to comply, in a material manner, with the policies, standards, and regulations of the Company;

8.2.4   Executive engages in fraud, dishonesty, or any other act of material misconduct in the performance of Employee's duties on behalf of the Company;

8.2.5   Executive fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach.

8.4   Upon termination of employment, Executive will at once deliver to the Company all documents, samples, brochures, data, effects, money or other property belonging to the Company which are in Executive’s possession, charge, control or custody.

8.5   Upon termination of employment (for whatever reason), Executive shall not, in any manner, claim any compensation of whatever nature and type except as entitled hereunder.

9.    CONFIDENTIALITY AND NON COMPETITION

The Executive shall execute the Non-Competition Agreement attached hereto as Schedule B and a Non-Disclosure Agreement attached hereto as Schedule C as a condition to employment with the Company. Said Non-Competition Agreement and Non-Disclosure Agreement shall form an integral part of this Agreement.

10.   INTELLECTUAL PROPERTY RIGHTS

All rights, titles and interests in and to all work product and other materials produced or provided pursuant to this Agreement, including all rights in copyrights, research, documents, business development plans or strategies data, reports, audio and video materials, databases, or other materials used or produced by Executive in the performance of his duties pursuant to this Agreement, including any modifications, enhancements, or derivative works therefor and/or other intellectual property rights pertaining thereto (“Work Product”), shall be held by the Company, and all Work Product shall, to the extent possible, be considered works produced by Executive during his employment for the sole benefit of Company. Executive shall take all actions deemed necessary by Company to protect Company's rights therein. In the event that the Work Product does not, for any reason, constitute work produced by Executive during Executive’s employment for the sole benefit of Company under applicable law, or in the event that Executive otherwise retains any rights to any Work Product, Executive agrees to assign, and upon creation thereof hereby automatically assigns, all rights, titles, and interests in and to such Work Product to the Company, without further consideration. Executive agrees to execute any documents of assignment or registration of copyright requested by Company respecting any and all Work Product.

11.   INDEMNIFICATION

Executive hereby agrees to indemnify and keep Company indemnified from and against all claims, demands, damage, loss or liability (whether criminal or civil) suffered and legal costs incurred by the Company arising out of or in connection with Executive’s breach of this Agreement or violation of any law which adversely affects the Company or results in a successful claim by any third party against the Company.

12.   ENTIRE AGREEMENT

Upon acceptance of this Offer of Employment by the Executive, as signified by execution of the same by the Executive, this Offer of Employment shall become a binding contract and constitutes the entire agreement between the parties and cancels and supersedes any prior understandings, agreements, promises and contracts, whether oral or written with respect to any employment and/or consultancy services to be provided by the Executive, which have been entered between the Executive, the Company and/or the Parent Company (with the exception of said agreements specifically related to the Executive’s options issued pursuant to the Parent Company’s 2008 Incentive Stock Plan. The terms and conditions of this Offer of Employment may only be amended or supplemented by the written agreement of the parties.

13.   SEVERABILITY

If any provision herein is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or its part and the remaining part of such provision and all other provisions of contained herein shall continue in full force and effect.

14.   OTHER BENEFITS

Executive shall be entitled to other employment benefits which are dictated or governed by the Executive’s employment status as it is described in Company’s Policies and Procedures.

15.   GOVERNING LAWS/DISPUTES

The employment shall be governed by and construed in accordance with the law of the UAE Federal Labor Law and Regulations No. 8 of 1980, as amended. Any dispute arising out of this Offer of Employment which cannot be settled amicably between the parties shall be referred to the Courts of the Emirate of Dubai.

16.   SURVIVAL

The terms of Articles 8 (Termination/Dismissal), 9 (Confidentiality and Non-Competition), 10 (Intellectual Property), 11 (Indemnification), 12 (Entire Agreement), 13 (Severability), 15 (Governing Law), 16 (Survival) and Schedules B and C shall survive the termination of this Agreement.

With the formalities covered, we look forward to continue working with you. Please feel free to call or email me if you have questions or concerns.

Sincerely,

/s/ Gavin Campion

Gavin Campion
President
KIT digital, Inc.

I, William Jonathan Hirst, acknowledge I have read and agree to the terms and conditions set out in this Offer of Employment and in the attached Schedules and accept this job offer of Chief Financial Officer by KIT digital, FZ-LLC. Upon execution of this Offer of Employment, I understand and agree that this Offer of Employment shall constitute a formal contract of employment.

Read, Agreed and Accepted:

Signature:	/s/ Jonathan Hirst	Date: 3/6/09
William Jonathan Hirst

SCHEDULE A

ARTICLE 120 VIOLATIONS

1.       If the Executive has adopted false identity or nationality or has submitted forged certificates or documents.

2.       If the Executive is dismissed during the probationary period.

3.       If the Executive has committed a mistake and has resulted in substantial loss for the employer, provided that the employer notifies the Labour Department within 48 hours of his becoming aware of the incident.

4.       If the Executive has violated instructions for work or work place safety, provided that (i) such instructions were displayed in a prominent place; and (ii) the employee has been informed of them orally if the employee is illiterate.

5.       If the Executive failed to carry out his duties as stipulated in the employment contract and continued to do so despite receiving a written warning to terminate his employment.

6.         If the Executive discloses a secret of the employer.

7.       If the Executive is convicted of a crime involving honour, honesty or public morals.

8.       If the Executive is found drunk or under the influence of drugs during working hours.

9.       If the Executive commits a physical assault on his employer or manager or one of his colleagues during work.

10.         If the Executive is absent from work, without a valid reason for more than 20 non-consecutive days in one year or for more than seven consecutive days.

SCHEDULE B

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (“Agreement”) is hereby entered into and effective as of the date of the associated Offer of Employment by and between KIT digital, FZ-LLC and its affiliates including KIT digital, Inc. (d/b/a KIT digital, Inc.), a Delaware corporation (collectively, “KIT”), and Executive.

As set out in the Offer of Employment between the Company and Executive and for good consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Executive hereby agrees, except with the express prior written consent of the Chief Executive Officer of Company, not to directly or indirectly compete with the business of KIT and/or its successors and/or assignees during the period of employment and for a period of three (3) months following termination of employment, notwithstanding the cause or reason for termination.

The term “not compete” as used herein shall mean that the Executive shall not establish, engage, own, manage, operate, join, consult, solicit or accept employment in a business of video media brand consultancy and video-related ecommerce, streaming or otherwise providing, through Internet protocol, video presentation of television programming.

Due to the confidential and proprietary nature of KIT’s business, the Executive acknowledges through a separate Non-Disclosure Agreement that KIT will provide Executive access to trade secrets, customers and other confidential data, including business and financial data and good will. The Executive agrees to retain said information as confidential and not to use said information on his own behalf or disclose same to any third party in violation of such Non-Disclosure Agreement.

Should the Executive violate this agreement, the Executive agrees that money damages will not be sufficient to redress a breach of this Agreement and that KIT shall, in addition, be entitled to specific performance, injunctive and other equitable relief against the undersigned without the need to post any bond or to prove the inadequacy of money damages as a remedy.

If any part of this Agreement shall be determined by any court of competent authority to be invalid or unenforceable in whole or in part, such court is authorized and directed to sever or modify such invalid or unenforceable part, and to give effect to the remainder of this Agreement to the fullest effect permitted by law.

This agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to principles of conflict of laws. All disputes arising hereunder shall be subject to the exclusive jurisdiction of courts of appropriate jurisdiction located in New York.

/s/ Jonathan Hirst	/s/ Gavin Campion
William Jonathan Hirst	Gavin Campion
President
Date: 3/6/09	KIT digital, Inc.

Date: 3/9/09

SCHEDULE C

NON-DISCLOSURE AGREEMENT

This is to confirm that KIT digital FZ-LLC and its affiliates including KIT digital, Inc. (d/b/a KIT digital, Inc.) a Delaware corporation (collectively “KIT”) will provide Executive certain business and financial information, which is confidential and proprietary in nature for your examination. KIT is making such information available to Executive for such purpose only, subject to the following terms and provisions:

All information and documentation provided by KIT to Executive, in whole or in part, together with any analyses, compilations, studies or other documents prepared by Executive, which contain or otherwise reflect any such information and the review thereof, including but not limited to financial information, technical specifications, customer data, strategy, investor or other corporate presentations, is hereinafter referred to as the “Information.”

The Information will be kept confidential by Executive and shall not without KIT’s prior consent be, directly or indirectly, disclosed or communicated by Executive in any manner whatsoever, in whole or in part, to any person, firm or corporation, and shall only be used by Executive in connection with the corresponding project or duties as set out in the associated Offer of Employment. Executive agrees to transmit the Information only to those who need to know such Information and in circumstances in which the recipient is aware of and has agreed to observe the confidential nature of such Information.

If it is requested at any time, Executive will promptly return to a KIT designate all copies of the Information provided by KIT in whatever form it may exist in Executive’s possession or control.

Executive’s obligation hereunder shall not apply to any information which (i) was known to Executive prior to KIT’s disclosure, provided that such information was lawfully obtained or developed by Executive and documented in Executive’s records, (ii) becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, or (iii) becomes available from a third party, if to the best of Executive’s knowledge the third party is not bound by a similar confidentiality agreement, and the third party lawfully obtained such information.

Without KIT’s prior written consent, Executive will not disclose, directly or indirectly, to any person either the fact that any investigations or negotiations are taking place regarding any project undertaken by Executive or others for KIT, or that Information has been provided to Executive, or any of the terms, conditions or other facts with respect to any such possible projects.

Notwithstanding any provision of this letter of agreement to the contrary, KIT acknowledges that Executive may make disclosures as and to the extent (but only to the extent), required, in the written opinion of counsel, by any governmental regulatory agency or representative thereof or pursuant to legal process; provided, however, that in the event Executive is so required to disclose or make available for review Information and to the extent permitted by law, agrees to notify KIT promptly of such requirement and to cooperate with KIT to obtain appropriate protective order or other reliable assurance that confidential treatment will be accorded such Information.

Executive agrees that money damages may not be a sufficient remedy for any breach of this Agreement, and that in addition to all other available remedies, KIT shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach, without the need to post any bond or prove the inadequacy of money damages.

The foregoing obligations shall be in effect during the period of Executive’s employment and for two (2) years after such time that Executive ceases to work for KIT.

Executive understands and agrees that neither KIT, its shareholders nor representatives will be under any legal obligation of any kind whatsoever with respect to any project by virtue of this Agreement, except as to the matters specifically agreed to herein. KIT accepts no responsibility for any expense, losses, or actions incurred or undertaken by Executive as a result of the receipt of the Information.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. All disputes arising hereunder shall be subject to the exclusive jurisdiction of courts of appropriate jurisdiction located in New York City.

If the forgoing reflects the understanding and agreement of parties, please sign and return the original copy of this letter as noted below.

/s/ Jonathan Hirst	/s/ Gavin Campion
William Jonathan Hirst	Gavin Campion
President
Date: 3/6/09	KIT digital, Inc.

Date: 3/9/09

SCHEDULE D

PERMITTED ACTIVITIES

Company:  Results International Group

Position:  Associate

Time Allocation per Month:  10 hours